EXHIBIT 4.1

The Securities Covered By This Agreement Have Not Been Registered For Offer or Sale Under The Securities Act Of 1933, As Amended, Or Any State securities laws.  They May Not Be Sold Or Offered For Sale Except Pursuant To An Effective Registration Statement Under Said Act And Any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of February 29, 2012, made by and between Clean Wind Energy Tower, Inc., a Nevada corporation (the “Company”), and Hanover Holdings I, LLC a New York limited liability company (the “Purchaser” and together with the Company, the “Parties”).

W I T N E S S E T H:

Whereas, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

Purchase and Sale of the Note

Section 1.1   Issuance and Sale of Note.  On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the Parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase the Company’s Secured Convertible Note due June 23, 2012 (“Note”).

Section 1.2   Purchase Price.  The aggregate purchase price for the Note to be acquired by the Purchaser shall be $335,000.00 (the “Purchase Price”).

Section 1.3   The Closing.  Subject to the fulfillment or waiver of the conditions set forth in Article IV hereof, the purchase and sale of the Note shall take place remotely via the exchange of documents and signatures simultaneously with the execution and delivery of this Agreement on February 29, 2012, or such later date and time as is mutually agreed to by the Company and Purchaser (the “Closing Date”).  On the Closing Date, the Company shall deliver to the Purchaser the Note substantially in the form attached hereto as Exhibit A in the name of the Purchaser.  On or prior to the Closing Date, the Purchaser shall deliver the Purchase Price by wire transfer of immediately available funds to the Company at the following account:

Bank Name:	SunTrust Bank 2122 Generals Highway Annapolis, MD 21401
ABA#	061000104
Account#	1000145330774
Name:	Clean Wind Energy Tower, Inc.

In addition, each Party shall deliver all documents, instruments and writings required to be delivered by such Party pursuant to this Agreement at or prior to the Closing.

Article II.

Representations and Warranties

Section 2.1   Representations and Warranties of the Company.  The Company (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein) hereby makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:

(a)   Organization and Qualification; Material Adverse Effect.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which such qualification is required, whether by the nature of the business conducted, property owned or otherwise, other than those jurisdictions in which the failure so to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  “Material Adverse Effect” means any material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole.  The Company has made available to, and, to the extent requested, delivered to the Purchasers true, correct and complete copies of the Articles of Incorporation of the Company, together with all amendments and any other modifications thereto (the "Articles of Incorporation").  The Company is not in violation or breach of any of the terms, conditions or provisions of its Articles of Incorporation or bylaws.

(b)   Authorization; Enforcement.  (i)  The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and the Security and Pledge Agreement in favor of the Purchaser and to issue the Note in accordance with the terms hereof (the “Security and Pledge Agreement, and together with this Agreement and the Note, the “Transaction Documents”), (ii) the execution and delivery of the Transaction Documents by the Company and the performance by it of its obligations hereunder, including the issuance of the Note, have been duly authorized by all necessary corporate action, and no further consent, authorization or other proceedings on the part of the Company or its Board of Directors is required, (iii) each of the Transaction Documents has been duly executed and delivered by the Company, and (iv) each of the Transaction Documents constitutes the legal valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting the enforcement of creditors' rights and remedies generally or by other equitable principles relating to enforceability of general application, and (B) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

(c)   Ownership of the Company; Outstanding Debt obligations.  Except as disclosed in Schedule 2.1(c), (i) none of the Pledged Shares of the Company (as defined in the Security and Pledge Agreement)  are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities, or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to the Pledged Shares of the Company; and (iv) the Pledged Shares of the Company have not been held by an affiliate of the Company, as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) for at least 90 days prior to the execution of this Agreement, nor were they issued in a transaction exempt from registration under the Securities Act within six (6) months prior to the execution of this Agreement.

(d)   Issuance and Ownership of the Note.  The Company has all necessary power and authority to issue the Note.  Upon issuance in accordance with this Agreement and against payment therefor in accordance with the terms hereof, the Note will be validly issued, fully paid and free from all taxes, liens and adverse claims.

(e)   No Conflicts.  Except as disclosed in Schedule 2.1(e), the execution, delivery and performance of Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and issuance of the Note will not result in any conflict with, or result in a violation or breach of any of the terms, conditions or provisions of, or constitute (with or without due notice, lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) its Articles of Incorporation, or its bylaws; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Company is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company is subject; or (iii) to its knowledge, any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of FINRA) or by which any property or asset of the Company or any of its Subsidiaries is bound, except in the case of clause (ii), such conflicts that would not have a Material Adverse Effect.

(f)   Consents, etc.  Except as disclosed in Schedule 2.1(f), the execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations hereunder, do not and will not require any consent, approval, license, permit, order or authorization of, or any registration, notification, declaration or filing with, any person (including, without limitation, any governmental entity), except for (i) such as have been obtained or made and are in full force and effect, (ii) the filing of any notice with respect to a closing with a governmental entity which may be required subsequent to the closing under the Securities Act, any state securities laws or the rules and regulations promulgated thereunder or FINRA (and which, if required, will be filed on a timely basis as may be so required), and (iii) any such consents or approvals of, or filings with, any persons who are not governmental entities, the failure of which to be obtained would not result, either individually or in the aggregate, in a Material Adverse Effect or affect the enforceability of any of the Transaction Documents.

(g)   Financial Statements.  As of their respective dates, the Company’s audited December 31, 2010 and unaudited September 30, 2011 financial statements, which the Company has made available to the Purchaser (the "Financial Statements") were prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis and fairly present, in all material respects, the financial position of the Company as at the respective dates thereof and the results of operations and cash flows of the Company for each of the periods then ended. The Company has no contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Financial Statements or the Note thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company.

(h)   Securities Act Registration, etc. Assuming that the representations and warranties of the Purchaser contained herein are true, it is not necessary in connection with the offer, sale and delivery of the Note in the manner contemplated by this Agreement to register the Note under the Securities Act or under applicable state laws regulating the issuance or sale of securities.  The Company has not, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of the Note under the Securities Act, whether through integration with prior offerings or otherwise.  The Company will take any action or steps referred to in the preceding sentence that would require registration of the issuance of the Note under the Securities Act or cause the offering of the Note to be integrated with other offerings for purposes of the Securities Act.  As used in this Subsection 2.1(i), the terms "offer" and "sale" have the meanings specified in Section 2(a)(3) of the Securities Act.

(i)   Absence of Litigation.  Except as otherwise disclosed in Schedule 2.1(j), there is no action, suit, proceeding, inquiry, notice of violation or investigation before or by any court, arbitrator, public board, government agency, regulatory authority, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, any Subsidiary of the Company, the Note, any officers or managers of the Company or any of its Subsidiaries in their capacities as such, or any of their respective assets or properties.

(j)   Intellectual Property Rights.  The Company owns or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company has no knowledge of any infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement.  The Company has no knowledge of any pending or threatened infringement of its intellectual property rights.

(k)   Compliance with Law. The Company has complied with, and the operations of it have been conducted in accordance with, all laws, orders and permits applicable to them, except where failure to comply or to conduct operations in such a manner would not, individually or in the aggregate, result in a Material Adverse Effect.  The Company is not in violation of or default under, nor has any event occurred which, with the lapse of time or the giving of notice or both, could result in the violation of or default under, the terms of any law, order or permit, except where such violation or default would not, individually or in the aggregate, result in a Material Adverse Effect.

(l)   Disclosure. No representation or warranty by the Company in this Agreement, or in any of the other Transaction Documents, nor in any certificate or schedule delivered or to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(m)   Permits.  The Company owns, holds, possesses, or lawfully uses in its business all material approvals, authorizations, certifications, franchises, licenses, permits, and similar authorities (“Permits”) that are necessary for the conduct of their business as currently conducted or the ownership and use of their assets or properties, in compliance with all laws.  The Company is not in default under, or has received any notice of any claim of default in respect of, any such Permits.  All such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

(n)   Tax Status.  Except as otherwise disclosed in Schedule 2.1(q), the Company has made or filed all United States federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and all such returns, reports and declarations are true, correct and accurate in all material respects.  The Company has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, for which adequate reserves have been established, in accordance with GAAP.  No taxing authority has given notice of an assertion, or is threatening to assert, against the Company or any of its Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

(o)   Brokers or Finders. The Company, nor any of its respective officers, managing members or employees, has dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and none of such persons has incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.2   Representations of the Purchaser.

The Purchasers hereby makes the following representations and warranties to the Company, as of the date hereof, and as of the Closing Date:

(a)   Due Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

(b)   Requisite Authority. The Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Note being issued and sold to it hereunder. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its board of directors, stockholders partners, managers, or members, as the case may be, is required. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)   Due Authorization. The execution, delivery and performance of the Transaction Documents and the consummation by such Purchaser of the transactions contemplated hereby do not and will not (i) result in a violation of such Purchaser’s organization documents or operating agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Notes in accordance with the terms hereof; provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)   Own Account.  The Purchaser is acquiring the Notes under this Agreement for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

(e)   Private Placement. The Purchaser understands that the Note will not be registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Act and Regulation D or applicable state securities laws by reason of their issuance by the Company in transactions exempt from the registration requirements of applicable state securities laws.

(f)   Opportunity to Ask Questions. The Purchaser has had the opportunity to ask questions of the Company's officers and managers about the terms and conditions of the Transaction Documents, including, without limitation, the terms and conditions of the Note that will be provided to the Purchaser pursuant to this Agreement, as well as the business, properties, prospects and financial condition of the Company, and understands that the Note being invested in pursuant to this Agreement is a speculative investment which involve a high degree of risk of loss of the entire investment therein; and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its investment in the Note.

(g)   Accredited Investor. The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(h)   Restricted Securities. The Purchaser understands and agrees that the Note will constitute "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, consequently, the Note may not be resold without first being registered under the Securities Act, except in certain limited circumstances.  Specifically, the Purchasers is familiar with SEC Rule 144 and understands, and agrees to comply with, the resale limitations imposed thereby and by the Securities Act generally.

(i)   Note Legend. The Purchaser understands and agrees that the Note will bear the following legend:

"These securities have not been registered under the Securities Act of 1933 (the "Act") or under any state securities laws and have been issued and sold in reliance upon an exemption from registration under the Act.  These securities may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel, satisfactory to the issuer of these securities, to the effect that such a registration statement is unnecessary in respect of  a particular sale, offer, pledge, hypothecation or other transfer."

The foregoing legend will be removed from the Note at the request of the Purchaser (or the request of any person to whom any Purchaser has transferred the Note in conformity with this Agreement) in connection with the proposed transfer of the Note only upon either the effectiveness of such a registration statement or receipt by the Company of an opinion of counsel, reasonably satisfactory to the Company, to the effect that registration under the Act is unnecessary in respect of the proposed transfer, in reliance upon SEC Rule 144 under the Act, and that such legend is not required by law to appear on the certificate.

Article III.

Covenants

Section 3.1   Securities Law Compliance; Information Rights. The Company shall use its commercially reasonable best efforts to comply with the applicable rules and regulations of the Securities Act, the Exchange Act and FINRA.

For so long as the Note is outstanding, the Company will deliver to the Purchaser copies of the  audited annual financial statements of the Company and will provide to the Purchaser such other financial information or reports (unaudited) as the Purchaser shall reasonably request.

Section 3.2   Form D; Blue Sky Laws.  The Company agrees to file a Form D with respect to the Note in accordance with Regulation D.  The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Note for sale to the Purchaser under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification); provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign company in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is not now so subject.

Section 3.3   Material Changes.  On or before the Closing Date, the Company shall forthwith notify the Purchaser of any material change affecting any of its representations, warranties, undertakings and indemnity that occurs at any time prior to payment being made to the Company on the Closing Date.

Section 3.4   Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

Section 3.5   Disposition of Assets.  So long as the Note remain outstanding, the Company shall not sell, transfer or otherwise dispose of any of its properties, assets and rights to any person except for (a) sales in the ordinary course of business; (b) sales of assets not in excess of 20% of the Company’s total assets as shown on its balance sheet; or (c) with the prior written consent of the Purchaser.

Section 3.6   Approval of Acquisitions.  So long as the Note remain outstanding, the Company shall not effect, or agree to effect, an acquisition or buy out of or with any entity (including without limitation the acquisition of a substantial portion of the outstanding securities or assets of another entity other than in the ordinary course of business), or a consolidation or merger of the Company into any other company or companies, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 20% of the issued and outstanding shares of the Company is disposed of or conveyed, without with the prior written consent of the Purchaser.

Section 3.7   Security.  The obligations of the Company shall be secured pursuant to a Pledge and Security Agreement (the “Pledge and Security Agreement”) in the form attached hereto as Exhibit B.

Article IV.

Conditions to Closing

Section 4.1   Conditions Precedent to the Obligation of the Company to Sell.  The obligation hereunder of the Company to issue and sell the Note to the Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below.  These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

(a)   Accuracy of the Purchaser’s Representations and Warranties.  The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

(b)   Performance by the Purchaser.  The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchaser on or prior to the Closing Date, including full payment of the Purchase Price to the Company as provided herein.

(c)   No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by the Transaction Documents.

(d)   Delivery of Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company (as of the Closing).

Section 4.2   Conditions Precedent to the Obligation of the Purchaser to Purchase.  The obligation hereunder of the Purchaser to acquire and pay for the Note on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below.  These conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a)   Accuracy of the Company's Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

(b)   Performance by the Company.  The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company on or prior to the Closing Date.

(c)   No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by the Transaction Documents.

(d)   Delivery of Transaction Documents. The Transaction Documents have been duly executed and delivered by the Company to the Purchaser (as of the Closing).

(e)   Officer's Certificates.  The Company shall have delivered to the Purchaser a certificate in customary form and substance, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Articles of Incorporation, bylaws, good standing and authorizing resolutions of the Company.

(f)   Certain Changes.  There shall not have occurred, since the date of this Agreement and prior to the Closing Date, any one or more events or circumstances constituting a Material Adverse Effect.

Article V.

Termination

Section 5.1   Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchaser.

Section 5.2   Other Termination.  This Agreement may be terminated by action of the Company or the Purchaser (as to itself or themselves) at any time if the Closing shall not have been consummated on the Closing Date; provided, however, that the Party (or Parties) prepared to close shall retain its (or their) right to sue for any breach by the other Party (or Parties).

Article VI.

Indemnification

Section 6.1   In consideration of the Purchaser’s execution and delivery of the this Agreement and acquiring the Note hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of their respective partners, officers, directors, employees and members and any of the foregoing person’s agents, advisors or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorney’s fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of (a) any misrepresentation or breach of any representation or warranty made by the Company in any of the Transaction Documents or any other certificate delivered in connection herewith, or (b) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents or any other certificate delivered in connection herewith. Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Purchaser Indemnitee arising out of such Purchaser Indemnitee’s gross negligence or willful misconduct.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law

Section 6.2   Indemnification Procedure. Any Purchaser Indemnitee entitled to indemnification under this Article VI will give written notice to the Company of any matters giving rise to a claim for indemnification; provided that the failure of the Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Article VI except to the extent that the Company is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against Purchaser Indemnitee in respect of which indemnification is sought hereunder, the Company shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to the Purchaser Indemnitee. In the event that the Company advises Purchaser Indemnitee that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Purchaser Indemnitee may, at its option, defend, settle or otherwise compromise or pay such action or claim. The Purchaser Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such action or claim by the Company and shall furnish to the Company all information reasonably available to the Purchaser Indemnitee which relates to such action or claim. The Company shall keep the Purchaser Indemnitee apprised at all reasonable times as to the status of the defense or any settlement negotiations with respect thereto. If the Company elects to defend any such action or claim, then the Purchaser Indemnitee shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the Company shall not, without the Purchaser Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Purchaser Indemnitee or which does not include, as a term thereof, the giving by the claimant or the plaintiff to the Purchaser Indemnitee of a release from all liability in respect of such claim.

Article VII.

Governing Law; Miscellaneous

Section 7.1   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within such state and without regard to conflicts of laws provisions.  Any legal action or proceeding arising out of or relating to this Agreement, or any other agreement executed pursuant hereto, may be instituted in the courts of the State of New York sitting in the Borough of Manhattan in New York City, and the Parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding.  Each Party hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in every suit, action or other proceeding arising out of or based on this Agreement, or any other agreement executed pursuant hereto, and brought in any such court, any claim that such party is not subject personally to the jurisdiction of the above named courts, that such Party's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Section 7.2   Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.  Execution and delivery of this Agreement by facsimile transmission or via electronic mail (including delivery of documents in Adobe PDF or another commonly readable and recognizable format, such as “TIF” or “JPEG”) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 7.3   Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7.4   Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 7.5   Costs and Expenses.  Company shall pay Purchaser’s counsel $7,500 for any reasonable legal fees and disbursements, including disbursements for background checks, incurred by Purchaser in connection with the entering into the transactions contemplated by this Agreement.   Nevertheless, in the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to seek to recover from the non-prevailing party in such dispute all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney’s fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

Section 7.6   Entire Agreement; Amendments; Waivers.  This Agreement supersedes all other prior oral or written agreements among the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument signed by the Party against whom enforcement is sought.

Section 7.7   Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by generally recognized overnight courier or hand delivery. The addresses and facsimile numbers for such communications shall be:

If to the Company:

CLEAN WIND ENERGY TOWER, INC
1997 Annapolis Exchange Pkwy., Suite 300
Annapolis, Maryland 21401
Attention: Ronald W. Pickett, CEO, President and Chairman

With a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York  11570
Attention: Stephen M. Fleming, Esq.

If to the Purchasers:

Hanover Holdings I, LLC
5 Hanover Square
New York, New York 10004

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Attention: David E. Danovitch, Esq.

Each Party shall provide five (5) days prior written notice to the other Party of any change in address, telephone number or facsimile number.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication or (ii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service or receipt from a nationally recognized overnight delivery service in accordance with clause (i) or (ii) above, respectively.

Section 7.8   Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any Permitted Assignee (as defined below).  Any Purchaser may assign some or all of its rights hereunder to any assignee of the Notes (in each case, a “Permitted Assignee”); provided, however, that any such assignment shall be in compliance with the applicable federal and state securities laws and regulations and the applicable rules and regulations of FINRA, if and as applicable, and not release such Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

Section 7.9   No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.10   Survival.  The representations, warranties, rights to indemnification and agreements of the Company and the Purchasers contained in the Agreement shall survive the delivery of the Note.

Section 7.11   Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.12   No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.  Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 7.13   Days.  Unless the context refers to “business days,” all references herein to “days” shall mean calendar days.

Section 7.14   Placement Agent.  Each of the Purchaser and the Company acknowledges and warrants that it has not engaged any placement agent in connection with the sale of the Note, and the Company and the Purchasers shall indemnify and hold the other harmless against any liability, loss, or expense (including without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising from any breach of said warranty.

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed as of the date and year first above written.

COMPANY:	PURCHASER:

CLEAN WIND ENERGY TOWER, INC. By: /s/Ronald W. Pickett Name: Ronald W. Pickett Title: CEO, President and Chairman	HANOVER HOLDINGS I, LLC By:/s/Joshua Sason Name: Joshua Sason Title: Managing Member

 EXHIBIT A
to the
NOTE PURCHASE AGREEMENT  FOR
CLEAN WIND ENERGY TOWER, INC.

FORM OF NOTE

EXHIBIT B
to the
NOTE PURCHASE AGREEMENT FOR
CLEAN WIND ENERGY TOWER, INC.

FORM OF PLEDGE AND SECURITY AGREEMENT

SCHEDULE OF EXCEPTIONS
to the
NOTE PURCHASE AGREEMENT FOR
CLEAN WIND ENERGY TOWER, INC.